Exhibit 99.1

PRESS RELEASE	For more information contact:
Prosperity Bancshares, Inc.®	Dan Rollins
Prosperity Bank Plaza	Senior Vice President
4295 San Felipe	713.693.9300
Houston, Texas 77027	dan.rollins@prosperitybanktx.com

FOR IMMEDIATE RELEASE

PROSPERITY BANCSHARES, INC.®

COMPLETES MERGER WITH

FIRST CAPITAL BANKERS, INC.

•	Expands presence in Victoria MSA

•	Enters Corpus Christi market

•	Improves position in Houston CMSA

HOUSTON, March 1, 2005. Prosperity Bancshares, Inc.® (NASDAQ: PRSP), the parent company of Prosperity Bank®, has completed its previously announced merger with First Capital Bankers, Inc. In conjunction with this merger, First Capital Bank, ssb, First Capital Bankers’ bank subsidiary, has been merged into Prosperity Bank®.

In connection with the acquisition, Prosperity issued approximately 5,079,000 shares of its common stock for all outstanding shares of First Capital, and converted all outstanding options to acquire First Capital common stock into options to acquire approximately 234,000 shares of Prosperity common stock. The closing price of Prosperity common stock on February 28, 2005 was $27.61, which values First Capital at approximately $142.4 million.

As of December 31, 2004, First Capital had total assets of $761.6 million, loans of $499.0 million, deposits of $629.6 million and shareholders’ equity of $61.7 million.

The result of this merger is a bank holding company with eighty-five (85) banking locations across the state of Texas with over $3.4 billion in assets, approximately $2.9 billion in deposits, approximately $1.5 billion in loans, servicing over 215,000 deposit and loan accounts, with a market capitalization of approximately $750 million.

“We are excited about the partnership of our bank with FirstCapital Bank” said David Zalman, Prosperity’s Chief Executive Officer and President. “This combination creates the second largest Houston based bank and the fifth largest Texas based bank.”

Mr. Zalman continued: “While size alone does not create a top tier financial institution, it will allow us the opportunity to expand our brand of relationship based customer service. Our commitment to local decision makers and local customer service is what sets us apart from our peers.”

D. Michael Hunter, Chairman, President and Chief Executive Officer of First Capital has become Vice Chairman of the Board of Directors of Prosperity Bancshares, Inc.® and will serve as a director of Prosperity Bank®. He graduated from St. Mary’s University in San Antonio, Texas, where he also attended law school. He began his banking career in Houston at a major banking company in 1965. Four years later he moved to Corpus Christi, Texas where he was Executive Vice President heading the Administrative, Trust, Lending and Marketing divisions of Corpus Christi’s second largest bank. He was President and Chief Operating Officer of Victoria Bankshares, Inc. and Victoria Bank & Trust Company, one of the largest state chartered banking companies in Texas (now part of Wells Fargo). He was the founding Chairman, President and Chief Executive Officer of First Capital and Chairman and Chief Executive Officer of FirstCapital Bank and has served as a director of First Capital since its inception in 1995. In his many years in the business community, he has served on the board of directors of an investment research company, First Financial Advisors, Inc., and a fast food franchiser, Whataburger Inc. He was Chairman of the American Bankers Association Political Action Committee, BankPac and Chairman of Texas Bankers Association Political Action Committee, BALLOT. From a civic standpoint, he has served as Chairman of United Way of the Coastal Bend and various positions in chambers of commerce across South Texas. He has served as past President and a member of the board of Victoria Economic Development Corporation, served on the boards of the Art Museum of South Texas, the Victoria Regional Museum Association, the Texas Council on Economic Education and the Gulf Coast Council of Boy Scouts of America. He formerly served on the Board of Trustees of St. Mary’s University, San Antonio, Texas for eight years and on its Investment Committee overseeing the University’s Endowment Fund.

“I am extremely excited about teaming up with an organization as successful as Prosperity,” said Hunter. “Prosperity shares a common culture with what we developed at FirstCapital. Our team of seasoned bankers will complement the strong Prosperity organization. I believe this merger will be highly attractive for our customers, employees and shareholders as the combined bank creates a dynamic presence in Texas.”

Steve Hipes, President of FirstCapital Bank has assumed the position of Chairman—South Texas Area. In addition, he will serve on Prosperity’s Executive Committee. Hipes began his banking career over 30 years ago with First National Bank of Amarillo (now part of Bank of America). He managed the Commercial and Real Estate Lending Departments at Corpus Christi Bank and Trust from 1979 to 1982 at which time he was transferred to First City Bank of Alice, Texas, and eventually became Chairman and President. He resigned in 1988 to accept a position at Victoria

Bank & Trust as Executive Vice President and Chief Lending Officer. In 1993, he returned to Alice with Alice Bank of Texas (now part of Wells Fargo) as President and Chief Executive Officer. He was the founding President FirstCapital Bank and has served as a director of First Capital since its inception in 1995. He graduated with a BBA from Texas Tech University and obtained an MBA from West Texas A&M (formerly West Texas State).

“Our customers will continue to enjoy the same type of people to people banking they have enjoyed with FirstCapital Bank,” said Hipes. “We are excited to be joining forces with a bank that does more than just talk about customer service. We are committed to the communities we serve and with sixty-seven full service banking centers between Houston and Corpus Christi, along with additional locations in Austin and Dallas, our customers will be able to take advantage of our expanding presence.”

Several other FirstCapital senior officers became senior officers at Prosperity. Bob Kuhn will serve as President - Corpus Christi Area; Royce Moran will serve as President - Victoria Banking Center; and Jack Thompson will serve as President - Westheimer Banking Center. In addition, Hipes, Kuhn, Moran and Thompson will all serve as Senior Lenders for Prosperity.

“The combination of FirstCapital Bank with Prosperity Bank® is a positive move for all of our customers and for the communities in the market area we serve. This transaction solidifies our position along the Texas Gulf Coast from Houston to Corpus Christi with more locations in this market area than any other Texas based financial institution,” remarked Dan Rollins, Vice Chairman of the Board of Directors of Prosperity Bank®. “We believe our community banking philosophy of having “Real Bankers®” in each market we serve will allow us to continue to grow our customer base by providing local customer service.”

S. Reed Morian is Chairman, Chief Executive Officer and President of DX Holding Company, Inc. and DX Service Company, Inc. He also is Chairman of various DX affiliates. He was appointed to the board of directors of First Capital Bankers, Inc. in January 1999. He serves on the board of directors for the Federal Reserve Bank of Dallas-Houston Branch, GP Natural Resource Partners LLC, New Gauley Coal Corporation, Western Pocahontas Corporation, GNP Management Corp., and previously, Liberty Savings Association. He is involved in various real estate and natural resource ventures. He has served on various civic boards including the Houston Museum of Natural Science, Houston Symphony, St. John’s School, Texas Heart Institute, Memorial Hermann Hospital System and the Houston Parks Board.

Robert E. Garrison II, a former director of First Capital Bankers, Inc., is President and director of Sanders Morris Harris Group (NASDAQ: SMHG). He is also a director of Sanders Morris Harris and Salient Partners & Pinnacle Trust Co. He co-founded Harris Webb & Garrison, Inc. and previously served as its Executive Vice President and head of investment banking. Until the formation of SMHG in 1999, Mr. Garrison also served as Chairman and Chief Executive Officer of Pinnacle Management & Trust Co., which he co-founded in 1994. From 1990 to 1991, Mr. Garrison was President and Chief Executive Officer of Medical Center Bank & Trust Company, and from 1989 to 1990, he was President of Iroquois Brands. Earlier in his career, from 1983 to 1989, he served as managing partner of Lovett Mitchell Webb & Garrison (a division of Kemper Securities) and from 1971 to 1982, as Director of Research for Underwood Neuhaus and Co. Mr. Garrison serves as Chairman and director of BioCyte Therapeutics, Inc., a development-stage biopharmaceutical company that he co-founded in 1996. He also serves as director of TeraForce Technology Corporation, Inc. and Somerset House Publishing and serves on the Board of Directors Finance Committee of Memorial Hermann Hospital Systems. Mr. Garrison, a Chartered Financial Analyst, has more than 34 years experience in the securities industry.

“I am pleased to welcome Reed Morian to the Prosperity Bancshares® Board of Directors. Reed has served as a director of First Capital Bankers for over five years and will be a valued member of our board going forward,” added Ned S. Holmes, Prosperity’s Chairman of the Board of Directors. “In addition, Robert E. “Bob” Garrison II has agreed to join the board of Prosperity Bank®. Bob’s past banking experience and his knowledge of the financial services business will help our bank in the future.”

“The integration of the First Capital locations into our operations is progressing on schedule. We anticipate completing the data processing conversion along with the installation of new signage within the next 90 days,” added H. E. “Tim” Timanus, Jr., President and Chief Operating Officer of Prosperity Bank®.

Date of Annual Meeting

The Annual Meeting of Shareholders of Prosperity Bancshares® will be held on Tuesday, April 19, 2005 at Prosperity Bank’s River Oaks Banking Center at Prosperity Bank Plaza, 4295 San Felipe, Houston, Texas at 10:00 a.m.

Acquisition of Liberty Bank

On August 1, 2004, Prosperity completed the acquisition of Liberty Bancshares, Inc. and its subsidiary, Liberty Bank, ssb, in a stock and cash transaction. Liberty Bank operated six (6) offices in Austin, Texas, all of which became full service banking centers of Prosperity Bank®.

Acquisition of Village Bank & Trust

On August 1, 2004, Prosperity completed the acquisition of Village Bank & Trust, ssb in a cash transaction. Village Bank & Trust operated one (1) office in Austin, Texas, which became a full service banking center of Prosperity Bank®.

Prosperity Bancshares, Inc.®

Prosperity Bancshares®, a $3.4 billion Houston, Texas based regional financial holding company, formed in 1983, was named to the Keefe Bruyette & Woods, Inc. 2004 Honor Roll for achieving exceptional earnings per share growth for the past 10 years.

Operating under a community banking philosophy, Prosperity seeks to develop broad customer relationships based on service and convenience. Prosperity offers a variety of traditional loan and deposit products to its customers, which consist primarily of consumers and small and medium sized businesses. In addition to established banking products, Prosperity offers a complete line of services including: Internet Banking services at www.prosperitybanktx.com, Retail Brokerage Services, MasterMoney Debit Cards, and 24 hour voice response banking. Prosperity currently operates eighty-five (85) full service banking locations, thirty-three (33) in the Houston CMSA; sixteen (16) in the Corpus Christi area; eleven (11) in the Dallas area; seven (7) in the Austin area; and eighteen (18) in fifteen contiguous counties south and southwest of Houston generally along the NAFTA highway.

Prosperity Bank® operates the following full service banking centers:

Austin Area -	Corpus Christi	Houston Area -	South Texas Area -
Allandale	Area -	Aldine	Bay City
Congress	Airline	Bellaire	Beeville
Lakeway	Alameda	CityWest	Cuero
Oak Hill	Carmel	Copperfield	East Bernard
Research Blvd	Everhart	Cypress	Edna
Riverside	Northwest	Downtown	El Campo
William Cannon	Saratoga	Fairfield	Goliad
	Water Street	Gladebrook	Gonzales
Dallas Area -	Woodlawn	Heights	Hallettsville
Abrams Centre	Alice	Highway 6	Palacios
Camp Wisdom	Aransas Pass	Holcombe	Port Lavaca
Kiest	Kingsville	Medical Center	Seguin
Preston Road	Mathis	Memorial	Victoria
Turtle Creek	Port Aransas	Midtown	Victoria - Navarro
Westmoreland	Portland	Post Oak	Victoria - North
Blooming Grove	Rockport	River Oaks	Wharton
Cedar Hill	Sinton	Tanglewood	Yoakum
Corsicana		Waugh Drive	Yorktown
Ennis		Westheimer
Red Oak		Woodcreek
Angleton
Clear Lake
Cleveland
Dayton
Galveston
Hitchcock
Liberty
Magnolia
Mont Belvieu
Needville
Sweeny
West Columbia
Winnie

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release contains, and the remarks by our management on the conference call may contain, forward-looking statements within the meaning of the securities laws that are based on current expectations, assumptions’ estimates and projections about Prosperity Bancshares®, and its subsidiaries. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of Prosperity’s control, that may cause actual results to differ materially from those expressed or implied by the forward-looking statements. These risks and uncertainties include whether we can: continue to sustain our current internal growth rate or our total growth rate; successfully close and integrate acquisitions; continue to provide products and services that appeal to our customers; continue to have access to the debt and equity capital we need to sustain our growth; and achieve our sales objectives. Other risks include the possibility that credit quality could deteriorate; actions of competitors; changes in laws and regulations (including changes in governmental interpretations of regulations and changes in accounting standards); customer and consumer demand, including customer and consumer response to marketing; effectiveness of spending, investments or programs; fluctuations in the cost and availability of supply chain resources; economic conditions, including currency rate fluctuations and interest rate fluctuations; weather; and the stock price volatility associated with “small-cap” companies. These and various other factors are discussed in our most recent Annual Report on Form 10-K.

Copies of Prosperity Bancshares’ ® SEC filings may be downloaded from the Internet at no charge from www.prosperitybanktx.com.

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